SCHEDULE 14A INFORMATION

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Campbell Soup Company

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Campbell Place
Camden, New Jersey 08103-1799
856-342-4800

October 10, 2002

Notice of Annual Meeting of Shareowners

Friday, November 22, 2002

11:00 a.m., Eastern Time
Doneckers Ballroom
100 North State Street
Ephrata, Pennsylvania 17522

AGENDA

1.	Elect Directors.

2.	Ratify Appointment of Auditors.

3.	Transact any other business properly brought before the meeting.

      Shareowners of record at the close of business on September 24, 2002 will be entitled to vote.

      Your vote is important. In order to have as many shares as possible represented, kindly SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR VOTE BY PHONE OR THE INTERNET (see instructions on the proxy card).

By Order of the Board of Directors,

John J. Furey
Vice President and
Corporate Secretary

Important

      Please note that a ticket is required for admission to the meeting. If you plan to attend and shares are registered in your name as of September 24, 2002, please check the appropriate box on your proxy card or when voting on the Internet or indicate when prompted if voting by telephone. A ticket of admission will be forwarded to you. If your shares are held in the name of a broker or other nominee, please follow the instructions on page 28 to obtain an admission ticket.

Item 1 — Election of Directors
Security Ownership of Directors and Executive Officers
Security Ownership of Certain Beneficial Owners
Director Attendance
Director Compensation
Board Committees
Certain Relationships and Related Transactions
Corporate Governance
Audit Committee Report
Independent Accountants’ Fees Report
Compensation of Executive Officers
Item 2 — Ratification of Appointment of Auditors
Submission of Shareholder Proposals
Directors and Executive Officers Stock Ownership Reports
Other Matters
Proxies and Voting at the Meeting
Information About Attending the Meeting
DEF 14A CAMPBELL SOUP COMPANY

*	Item 1 — Election of Directors	1
	Security Ownership of Directors and Executive Officers	5
	Security Ownership of Certain Beneficial Owners	6
	Director Attendance	8
	Director Compensation	8
	Board Committees	9
	Certain Relationships and Related Transactions	11
	Corporate Governance	11
	Audit Committee Report	14
	Independent Accountants’ Fees Report	15
	Compensation of Executive Officers	15
	● Compensation and Organization Committee’s Report on Executive Compensation	15
	● Compensation and Organization Committee Interlocks and Insider Participation	18
	● Summary Compensation Table	19
	● Option Grants in Last Fiscal Year	21
	● Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	22
	● Long-Term Incentive Plan — Awards in Last Fiscal Year	22
	● Return to Shareowners Performance Graph	23
	● Pension Plans	24
	● Employment Agreements and Termination Arrangements	24
*	Item 2 — Ratification of Appointment of Auditors	26
	Submission of Shareholder Proposals	26
	Directors and Executive Officers Stock Ownership Reports	26
	Other Matters	26
	Proxies and Voting at the Meeting	27
	Information About Attending the Meeting	28

*  Denotes items to be voted on at the meeting.
      Note: Shareowners may receive a copy of the Company’s annual Form 10-K report without charge by:

(1)	writing to Investor Relations, Campbell Soup Company, One Campbell Place, Camden, NJ 08103-1799;
(2)	calling 1-888-SIP-SOUP (1-888-747-7687); or
(3)	leaving a message on Campbell’s home page at www.campbellsoup.com.
      Note: Shareowners may elect to receive future distributions of Annual Reports and Proxy Statements by electronic delivery and vote Campbell shares on-line. To take advantage of this service you will need an electronic mail (e-mail) account and access to an Internet browser. To enroll go to www.econsent.com/cpb and scroll down to Registered Stockholder. You will be asked to enter your Account Number that is printed on your dividend check or Dividend Reinvestment Statement.

ITEM 1

ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “For” ALL Nominees

      The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of Directors of the Company shall be sixteen. The directors are to be elected to hold office until the next Annual Meeting of the Shareowners and until their successors are elected and shall have qualified. Directors are elected by a plurality of the votes cast. Except as otherwise specified in the proxy, proxies will be voted for election of the nominees named below.

      In accordance with the Company’s Corporate Governance Standards, Messrs. App and Mott will retire as of November 21, 2002 because they have reached age 70. In their place are two new nominees, Randall W. Larrimore and David C. Patterson.

      If a nominee becomes unable or unwilling to serve, proxies will be voted for election of such person as shall be designated by the Board of Directors. Management knows of no reason why any nominee shall be unable or unwilling to serve.

      The following table sets forth certain information concerning the nominees at September 24, 2002:

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Edmund M. Carpenter	(1) President and Chief Executive Officer of Barnes Group, Inc. since December 1998. Previously Senior Managing Director of Clayton Dubilier & Rice. Former Chairman and Chief Executive Officer of General Signal Corporation. (2) Director of Barnes Group, Inc., and Dana Corporation.	60	1990
Douglas R. Conant	(1) President and Chief Executive Officer of Campbell Soup Company since January 2001. Previously President of Nabisco Foods Company. (2) Director of Applebee’s International, Inc.	51	2001
Bennett Dorrance	(1) Private investor and Chairman and Managing Director of DMB Associates in Phoenix, Arizona.	56	1989

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Thomas W. Field, Jr.	(1) President, Field & Associates. Previously Chairman and Chief Executive Officer of ABCO Foods, Inc. Former Chairman, President and Chief Executive Officer of McKesson Corporation. (2) Director of Stater Brothers Market, Inc.	68	1987
Kent B. Foster	(1) Chairman and Chief Executive Officer of Ingram Micro, Inc. since May 2000. Previously President of GTE Corp. (2) Director of Ingram Micro, Inc., J.C. Penney Company, Inc. and New York Life Insurance Company.	59	1996
Harvey Golub	(1) Retired Chairman and Chief Executive Officer of American Express Company (1993-2001). (2) Director of Dow Jones & Company, Inc. and Warnaco Group, Inc.	63	1996
Randall W. Larrimore	(1) President and Chief Executive Officer of United Stationers Inc. since 1997. (2) Director of Olin Corporation and United Stationers Inc.	55	New Nominee
David K. P. Li	(1) Chairman and Chief Executive of The Bank of East Asia, Limited since 1991. (2) Director of Dow Jones & Company, Inc., The Bank of East Asia, Limited, The Hong Kong & China Gas Company Limited, Sime Darby Berhad.	63	1995

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Philip E. Lippincott	(1) Former Chairman of Campbell Soup Company (1999-2001). Retired Chairman and Chief Executive Officer of Scott Paper Company (1983-1994). (2) Director of Exxon Mobil Corporation. Trustee of The Penn Mutual Life Insurance Company.	66	1984
Mary Alice D. Malone	(1) Private investor and President of Iron Spring Farm, Inc.	52	1990
David C. Patterson	(1) Founder and Chairman, Brandywine Trust Company since 1989.	54	New Nominee
Charles R. Perrin	(1) Retired Chairman and Chief Executive Officer of Avon Products, Inc. (1998-1999). Former Chairman and Chief Executive Officer of Duracell International, Inc.(1994-1996).	57	1999
George M. Sherman	(1) Chairman of Campbell Soup Company since August 2001. Retired President and Chief Executive Officer of Danaher Corporation (1990-2001).	61	1995

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Donald M. Stewart	(1) President and Chief Executive Officer of the Chicago Community Trust since June 2000. Previously Senior Program Officer of the Carnegie Corporation (1999-2000). Previously President and Chief Executive Officer of The College Board. (2) Director of Principal Financial Group and The New York Times Company.	64	1992
George Strawbridge, Jr.	(1) Private investor.	64	1988
Charlotte C. Weber	(1) Private investor and President and Chief Executive Officer of Live Oak Properties.	59	1990

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information regarding beneficial ownership of Campbell’s Capital Stock, as of September 24, 2002, of each Director, the Company’s five most highly compensated Executive Officers and the Directors and Executive Officers as a group, and also sets forth Campbell stock units credited to the individual’s deferred compensation account. The account reflects the election of the individuals to defer previously earned compensation and pending awards of restricted stock into Campbell stock units. The individuals are fully at risk as to the price of Campbell stock in their deferred stock accounts. Additional stock units are credited to the accounts to reflect accrual of dividends. The stock units do not carry any voting rights. Unrestricted deferred Campbell stock units are included in calculating the Company required stock ownership for directors and executives.

	Aggregate Number			Total Number of
	of Shares		Campbell Stock	Shares and
Name	Beneficially Owned(a)		Deferred	Deferred Stock

Edmund M. Carpenter	26,690		11,075	37,765

Douglas R. Conant	445,200		682	445,882

Bennett Dorrance	51,472,213	(b)	9,356	51,481,569

Thomas W. Field, Jr.	45,499		28,570	74,069

Kent B. Foster	16,089		12,365	28,454

Harvey Golub	15,478		16,858	32,336

Randall W. Larrimore	0		0	0

David K. P. Li	21,039		15,885	36,924

Philip E. Lippincott	59,883		4,560	64,443

Mary Alice D. Malone	53,784,217	(c)	12,925	53,797,142

David C. Patterson	48,053,861	(d)	0	48,053,861

Charles R. Perrin	15,658		4,994	20,652

George M. Sherman	37,904		20,927	58,831

Donald M. Stewart	19,721		10,742	30,463

George Strawbridge, Jr.	8,142,155	(e)	3,730	8,145,885

Charlotte C. Weber	22,065,291	(f)	6,948	22,072,239

Ellen O. Kaden	91,088		28,766	119,854

Robert A. Schiffner	45,424		0	45,424

M. Carl Johnson, III	37,500		10,286	47,786

Andrew K. Hughson	85,921		839	86,760

All directors and executive officers as a group (28 persons)	184,796,193		255,457	185,051,650

(a)	The shares shown include 1,113,360 shares of Capital Stock as to which Directors and Executive Officers can acquire beneficial ownership because of stock options that are currently vested or that will vest as of November 22, 2002. All persons listed own less than 1% of the Company’s outstanding shares of Capital Stock, except:

% of Outstanding
Shares

Bennett Dorrance	12.6%
Mary Alice D. Malone	13.1%
David C. Patterson	11.7%
George Strawbridge, Jr.	2.0%
Charlotte C. Weber	5.4%

All Directors & Executive Officers (28 persons) as a group beneficially own 45% of the outstanding shares.

(b)	Bennett Dorrance is a grandson of John T. Dorrance, the brother of Mary Alice D. Malone, and a cousin of George Strawbridge and Charlotte C. Weber. Share ownership shown does not include 542,345 shares held as guardian for one of his children nor 542,389 shares held as trustee for one of his children, as to which shares he disclaims beneficial ownership. Does not include 1,242,642 shares held by the Dorrance Family Foundation. See also “Principal Shareowners” below.

(c)	Mary Alice D. Malone is a granddaughter of John T. Dorrance, the sister of Bennett Dorrance and a cousin of George Strawbridge and Charlotte C. Weber. Share ownership shown does not include 131,424 shares held by trusts for her children, as to which shares she disclaims beneficial ownership. See also “Principal Shareowners” below.

(d)	Share ownership shown for David C. Patterson includes 47,533,719 shares held by the Voting Trust over which he, as a Trustee, has shared voting power. Reference is also made to “Principal Shareowners.” In 2002 the Voting Trust defined in “Principal Shareowners” below requested the Company’s Governance Committee to nominate David C. Patterson as a candidate for election as a director.

(e)	George Strawbridge is a grandson of John T. Dorrance and a cousin of Charlotte C. Weber, Bennett Dorrance and Mary Alice D. Malone. Share ownership shown does not include 14,614,902 shares held by various trusts, of which he is a trustee, for the benefit of his sister and her children, as to which shares he disclaims beneficial ownership. Does not include 2,355,844 shares held by trusts for the benefit of his descendants as to which shares he disclaims beneficial ownership.

(f)	Charlotte C. Weber is a granddaughter of John T. Dorrance and a cousin of George Strawbridge, Bennett Dorrance and Mary Alice D. Malone. Share ownership shown includes 22,017,163 shares held by two trusts of which she is a co-trustee and 35,109 shares held by a foundation of which she is also a co-trustee, for all of which she has shared voting and dispositive power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      At the close of business on September 24, 2002, the record date for the meeting, there were outstanding and entitled to vote 409,847,375 shares of Campbell Capital Stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting.

PRINCIPAL SHAREOWNERS

      Information concerning the owners of more than 5% of the outstanding Campbell Capital Stock as of the record date for the meeting follows:

		Percent of
	Amount/Nature of	Outstanding
Name/Address	Beneficial Ownership	Stock

Bennett Dorrance	51,472,213 Note(1)	12.6%
DMB Associates, 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258

Mary Alice D. Malone	53,784,217 Note(2)	13.1%
Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320

Charlotte C. Weber	22,065,291 Note(3)	5.4%
Live Oak Properties, P.O. Box Drawer 2108 Ocala, FL 34478

		Percent of
	Amount/Nature of	Outstanding
Name/Address	Beneficial Ownership	Stock

John A. van Beuren and David C. Patterson, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990 (“Voting Trust”) and related persons,	50,886,317 Note(4)	12.4%
P.O. Box 4098 Middletown, RI 02842 Note(5)

(1)	A director nominee. See note (b) on page 6. The shares shown include 14,483 shares of Capital Stock with respect to which Bennett Dorrance has the right to acquire beneficial ownership because of vested stock options.

(2)	A director nominee. See note (c) on page 6. The shares shown include 13,019 shares of Capital Stock with respect to which Mary Alice D. Malone has the right to acquire beneficial ownership because of vested stock options.

(3)	A director nominee. See note (f) on page 6. The shares shown include 13,019 shares of Capital Stock with respect to which Charlotte Weber has the right to acquire beneficial ownership because of vested stock options.

(4)	David C. Patterson is a director nominee. See note (d) on page 6. Includes 47,533,719 shares (11.6% of the outstanding shares) held by the Voting Trustees with sole voting power and 3,352,598 shares held by participants outside the Voting Trust or by persons related to them, for a total of 50,886,317 shares (12.4% of the outstanding shares). Includes 6,174,979 shares with sole dispositive power held by Hope H. van Beuren and 5,389,681 shares with sole dispositive power held by her husband, John van Beuren, P.O. Box 4098, Middletown, RI 02842. John and Hope van Beuren also hold 15,220,820 shares with shared dispositive power, including shares held by family partnerships and a family trust for a total of 6.6% of the outstanding shares. David C. Patterson, as Chairman of Brandywine Trust Company, a corporate trustee, has shared dispositive power over 520,142 shares. Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees including the right to withdraw these shares prior to any annual or special meeting of the Company’s shareowners. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used. The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Trustees will act for participants in communications with the Company’s Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(5)	Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Trustees, whose decision must be approved by two Trustees if there are two Trustees then acting. The Voting Trust continues until June 1, 2008, unless it is sooner terminated or extended.

      The foregoing information relating to Principal Shareowners is based upon the Company’s stock records and data supplied to the Company by the holders as of the record date for the meeting.

DIRECTOR ATTENDANCE

      During fiscal 2002 (ended July 28, 2002), the Board of Directors met seven times. Directors meet their responsibilities by attending Board and Committee meetings and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. All directors attended at least 75% of scheduled Board meetings and meetings held by Committees of which they were members.

DIRECTOR COMPENSATION

      The Company’s director compensation program is designed to deliver annual compensation at the median of a group of 13 food companies, including Campbell’s key competitors, with the potential for enhanced value from future stock price appreciation, and to link compensation closely to returns to shareowners. Under the program, annual compensation is delivered 50% in stock options (based on the Black-Scholes valuation model and the mean between the high and low stock prices on the last trading day of each calendar year); 30% in Campbell stock (based on the closing stock price on the last trading day of each calendar year); and approximately 20% in cash (depending on meeting attendance fees). Directors may elect to receive additional stock options in lieu of the cash payments and/or annual stock grant. They may also elect to defer all or a portion of compensation. Directors are also reimbursed for actual travel expenses.

      For calendar year 2002, the Board determined that median annual director compensation should be approximately $113,000. The components of compensation were as follows:

Annual Stock Grant*	1,135 shares of stock

Annual Option Grant**	5,825 options

Annual Retainer for Committee Chair	$4,000

Board Attendance Fee (per in-person meeting)	$1,250

Board Attendance Fee (per conference call meeting)	$625

Committee Attendance Fee (per in-person meeting)	$1,000

Committee Attendance Fee (per conference call meeting)	$500

*	Campbell shares were issued on January 1, 2002 based on a price of $29.87 (the closing price on December 31, 2001).

**	Options were granted on January 1, 2002, at an exercise price of $29.85 (the mean between the high and low prices of Campbell stock on December 31, 2001). Options are granted at the market price on the grant date and may not be repriced.

      George Sherman, who was the non-executive Chairman during all of fiscal 2002, received a retainer of $450,000 in addition to the regular retainer and fees paid to all non-employee directors. The retainer was paid $225,000 in cash and $225,000 in stock options. Mr. Sherman received 24,725 options with an exercise price of $24.73. The options had a value of $225,000 based on the Black-Scholes valuation model and the stock price on September 28, 2001, the date of the grant.

Benefits

      The Company does not provide pensions, medical benefits or other benefit programs to directors.

BOARD COMMITTEES

      Pursuant to the By-Laws, the Board had established five standing committees as of the record date. The Committees are Audit, Compensation and Organization, Executive, Finance and Corporate Development, and Governance. Membership as of the record date was as follows:

Compensation
Audit	and Organization	Executive

E.M. Carpenter, Chair T.W. Field, Jr. K.B. Foster C.R. Perrin G. Strawbridge, Jr.	H. Golub, Chair B. Dorrance P.E. Lippincott C.R. Perrin G.M. Sherman D.M. Stewart C.C. Weber	G.M. Sherman, Chair A.A. App D.R. Conant B. Dorrance T.W. Field, Jr. P.E. Lippincott G. Strawbridge. Jr.

Finance and
Corporate Development	Governance

C.H. Mott, Co-Chair B. Dorrance, Co-Chair A.A. App E.M. Carpenter D.R. Conant H. Golub D.K.P. Li M.A. Malone G.M. Sherman	G. Strawbridge, Jr., Chair A.A. App T.W. Field, Jr. K.B. Foster M.A. Malone C.H. Mott D.M. Stewart C.C. Weber

AUDIT COMMITTEE	4 meetings in fiscal 2002

●	Reviews the performance of and recommends the appointment of the Company’s independent accountants;

●	Reviews the scope and results of the audit plans of the independent accountants and the internal auditors;

●	Oversees the scope and adequacy of the Company’s internal accounting control and record-keeping systems;

●	Reviews the objectivity, effectiveness and resources of the internal audit function, which reports directly to the Committee;

●	Confers independently with the internal auditors and the independent accountants;

●	Reviews the audited financial statements to be included in the annual report;

●	Reviews non-audit services to be performed by the independent accountants and all relationships the independent accountants have with the Company; and

●	Determines the appropriateness of fees for audit and non-audit services performed by the independent accountants.

COMPENSATION AND ORGANIZATION COMMITTEE	6 meetings in fiscal 2002

●	Develops and recommends to the Board an annual performance evaluation of the Chief Executive Officer;

●	Reviews and recommends to the Board salary and incentive compensation, including bonus, stock options and restricted stock, for the Chief Executive Officer;

●	Reviews and approves the salaries and incentive compensation for senior executives;

●	Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;

●	Reviews the salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;

●	Reviews and approves the incentive compensation to be allocated to employees;

●	Reviews and recommends to the Board significant changes in the design of employee benefit plans;

●	Reviews, prior to becoming effective, any major organization change that the Chief Executive Officer intends to implement; and

●	Reviews executive organization and principal programs for executive development, and annually reports to the Board on management development and succession planning.

EXECUTIVE COMMITTEE	no meetings in fiscal 2002

●	Exercises all the powers of the Board when the Board is not in session, except as otherwise provided by New Jersey law.

FINANCE AND CORPORATE DEVELOPMENT	6 meetings in fiscal 2002

●	Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;

●	Reviews and recommends changes in the Company’s capital structure;

●	Reviews and recommends the capital budget and capital expenditure program;

●	Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests;

●	Recommends proposed appointments to the Administrative Committee of the pension plans; and

●	Oversees the administration and the investment policies and practices of the Company’s retirement and pension plans.

GOVERNANCE COMMITTEE	5 meetings in fiscal 2002

      Reviews and makes recommendations to the Board regarding:

●	The organization and structure of the Board;

●	Qualifications for director candidates;

●	Candidates for election to the Board;

●	Evaluation of the Chairman’s performance;

●	Candidate for the position of Chairman of the Board;

●	Chairpersons and members for appointment to the Board Committees;

●	Remuneration for Board members who are not employees; and

●	The role and effectiveness of the Board, the respective Board Committees and the individual Directors in the Company’s corporate governance process.

      The Governance Committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by shareowners. Such suggestions, together with appropriate biographical information, should be submitted to the Corporate Secretary of the Company.

      Actions taken by any of the foregoing committees are reported to the Board and the Board receives a copy of the minutes of all Committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      There are no reportable transactions pursuant to this requirement.

CORPORATE GOVERNANCE

      The Board of Directors is responsible for the control and direction of the Company. It represents and is accountable only to shareowners. The Board’s prime purpose is to build long-term shareowner wealth.

      Corporate governance is designed to drive superior performance of the Company by making the most effective use of the collective skills and experience of directors. Campbell believes that good governance is a source of competitive advantage.

Corporate Governance Standards

      Campbell first published Corporate Governance Standards in its proxy in 1992. The Standards are reviewed annually by the Governance Committee and approved by the Board. The Company’s 30 Standards for 2002 are as follows:

I.     Board Performance and Operations

1.	All directors will stand for election every year.

2.	Directors’ fees will be the sole compensation that any non-executive director receives from the Company. Directors’ compensation will be designed to pay total compensation at the median of a group of 13 food companies. (see p. 8 regarding Director Compensation).

3.	Directors are required to own at least 2,000 Campbell shares within one year of election, and 6,000 shares within three years of election.

4.	Directors will operate in accordance with the Requirements of Directors (printed at page 13 below).

5.	The Board will conduct an executive session of independent directors at every regular Board meeting that will be presided over by the Chairman of the Board or, when appropriate, by the Chairman of the Governance Committee, acting in the capacity of Lead Director (see standard 17 below). For this purpose, an “independent” director is one who has no present or former employment by the Company and no significant financial or personal tie to the Company other than share ownership and entitlement to director fees.

6.	All standing committees of the Board will have charters that are approved by the Board.

7.	The chair of each standing committee will report to the Board regarding significant actions taken or matters considered by the committee at the Board meeting immediately following the committee’s meeting and all Directors will receive copies of all minutes of standing committees.

8.	The Audit Committee will conduct separate executive sessions at every regular in-person meeting with the independent auditors, the director of the Company’s Internal Audit Department, and senior management.

9.	The Audit Committee will have the sole responsibility for hiring and firing the Company’s independent auditors and for approving any non-audit work by the independent auditors.

10.	The Governance Committee will have the sole responsibility for hiring and firing any search firm retained to identify Director candidates.

11.	The Governance Committee will conduct annual evaluations of the Board’s effectiveness, and report the results to shareowners in the proxy statement. (In 2002, the Board evaluation process focused on the assessment of the performance of the procedures and performance of its committees. See “Evaluations of Board Performance” at pages 13 and 14, below).

II.     Board Composition

12.	The Board believes that, as a general rule, former Campbell executives should not serve on the Board.

13.	Interlocking directorships will not be allowed, except with respect to joint ventures. (An interlocking directorship would occur if a Campbell officer served on the Board of Company X and an officer of Company X served on the Campbell Board, or if a major supplier or customer served on the Campbell Board.)

14.	Directors may not stand for reelection after age 70.

15.	The Audit, Compensation/ Organization and Governance Committees will consist entirely of independent directors.

16.	The Board will appoint Committee members and Committee Chairmen.

17.	When the CEO also holds the position of Chairman of the Board, the Chairman of the Governance Committee will serve as the Lead Director to moderate executive sessions of independent directors and to provide oversight for the effective functioning of the Board.

III.     Business Operations

18.	The Board will annually review and approve a long-term strategic plan and a one-year operating plan that integrates with strategic plan milestones.

19.	The Board will evaluate the performance of the CEO at least annually in meetings of independent directors that are not attended by the CEO.

20.	The CEO will report annually to the Compensation and Organization Committee and to the Board on the Company’s management development and planning for executive succession. The Compensation and Organization Committee will review and annually report to the Board on the effectiveness of these processes.

21.	In advance of Board and Committee meetings, directors will receive appropriate materials relating to the items to be acted upon at those meetings.

22.	The Company will have a code of business conduct and ethics that prohibits retaliation for reports of violations made in good faith.

IV.     Executive Compensation

23.	Incentive compensation plans for executives shall link pay to measured financial goals set in advance by the Compensation and Organization Committee. (See Compensation and Organization Committee’s Report at pages 15 to 18, below.)

24.	All equity-based compensation plans must be approved by shareowners.

25.	The Compensation and Organization Committee shall specifically approve all compensation paid to approximately the top 25 executives in the Company and recommend to the Board the compensation for the Chief Executive Officer.

26.	By express terms of the shareowner-approved incentive plan, stock options may not be repriced. The exercise price for options will not be reduced even if the current market price of the stock is below the exercise price.

27.	All executives (approximately 300 persons) must own Campbell stock valued at one-half to three times base salary, depending on their positions. Restricted stock and options, including vested stock options, shall not count toward the satisfaction of this requirement. (See Compensation and Organization Committee’s Report at page 18)

V.     Shareowners

28.	The Company believes that the way to control its destiny is to deliver superior performance in building shareowner wealth.

29.	All shareowners have equal voting rights.

30.	The Board will develop, approve and annually review Corporate Governance Standards that are distributed each year to shareowners in the proxy statement.

Requirements of Management and Directors

      In order to declare clear expectations of performance, in 1995 the Board adopted and distributed to shareowners in the proxy statement the specific requirements of management and directors set forth below.

BOARD REQUIREMENTS
OF MANAGEMENT

●	Develop strategies to deliver strong market franchises and build shareowner wealth over the long term
●	Recommend appropriate strategic and operating plans
●	Maintain effective control of operations
●	Measure performance against peers
●	Provide strong, principled and ethical leadership
●	Assure sound succession planning and management development
●	Maintain sound organizational structure
●	Inform the Board regularly regarding the status of key initiatives
●	No surprises
●	Organize Board meetings that are well planned, allow meaningful participation and provide for timely resolution of issues
●	Provide Board materials that contain the right amount of information and are received sufficiently in advance of meetings

CAMPBELL REQUIREMENTS
OF DIRECTORS

●	Act in the best interests of all shareowners
●	Critique and approve strategic and operating plans
●	Select, motivate, evaluate and compensate the CEO
●	Develop and maintain a sound understanding of Campbell’s strategies and businesses
●	Review succession planning and management development
●	Advise and consult on key organizational changes
●	Carefully study Board materials and issues
●	Provide active, objective and constructive participation at meetings of the Board and committees
●	Provide assistance in representing Campbell to the outside world
●	Counsel on corporate issues
●	Develop and maintain a good understanding of general economic trends and corporate governance

Evaluations of Board Performance

      Since 1995, the Board’s Governance Committee has led annual evaluations of Board performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. On a rotating basis, the evaluations focus on assessments of (a) the Board as a whole, (b) the individual directors, and (c) the Board Committees, with follow-up on the recommendations emerging from each step in the program cycle in the year following its completion.

      In 2000, the Governance Committee and management initiated a project to improve communication between management and the Board, increase the time available to the Board for discussion of major substantive issues, and improve the overall efficiency and effectiveness of Board operations. The criteria for the 2000 evaluation process assessed and measured: (i) general Board matters, including, for example, organization of agendas, scheduling and management presentations; (ii) Committee matters, including suggestions designed to relieve congestion in Committee agendas; and (iii) Board performance on a wide range of issues, including, for example, the adequacy of CEO Business Reviews and Controller’s reports, the Board’s understanding of trends in the industry, the Board’s knowledge of peer companies and key competitors, and the Board’s use of its time to focus on strategic and policy issues and the strategic plan.

      In 2001, the Board’s evaluation process focused on assessment of the performance of its individual members. Each director completed a self-evaluation form, developed by the Governance Committee, examining his or her effectiveness in light of 33 criteria designed to measure performance in seven critical areas: independence and integrity; knowledge and expertise; accountability and decisiveness; participation and input; preparation; availability; and teamwork. Following completion of the forms and the preparation of a composite report to the Governance Committee, the Chairman of the Board and the Chairman of the Governance Committee met with each Director to discuss his or her evaluation and areas for improvement. A report was then prepared and presented to the Board providing a plan to enhance Board effectiveness based upon the feedback received in this process.

      In 2002, the Board’s evaluation process focused on assessment of the procedures and performance of its Committees. Each director completed an evaluation form that elicited numerical ratings of and written comments on the structure of the Board’s Committee system, the effectiveness of Committee assignments and Committee chair assignments, the effectiveness of Committee operations and decision-making, and the relationship between the Committees and the Board. Following completion of the forms and the discussion of the composite report by the Governance Committee, the Chairman of the Board and the Chairman of the Governance Committee met with each Chairman of the standing Committees to discuss the results of the evaluations and the recommendations to improve Committee operations.

      In 2003, the Board evaluation process will focus once again on assessment of Board operations as a whole while the Governance Committee follows up on recommendations generated by the Committee system evaluation in 2002.

Governance Committee

George Strawbridge, Jr., Chair	Mary Alice D. Malone
Alva A. App	Charles H. Mott
Thomas W. Field, Jr.	Donald M. Stewart
Kent B. Foster	Charlotte C. Weber

AUDIT COMMITTEE REPORT

      The Audit Committee comprises five members, each of whom the Board has determined meets the independence and experience requirements of the New York Stock Exchange currently in effect. In accordance with its written charter, which was adopted by the Board of Directors on May 25, 2000, the Audit Committee’s primary responsibilities are to oversee that management has: 1) established and maintained an adequate system of internal control; 2) maintained the accuracy and integrity of accounting policies, financial reporting and disclosure practices; and 3) established and maintained processes to assure compliance with applicable laws, regulations and corporate policies. The Audit Committee sets a positive “tone at the top” intended to foster a company-wide attitude of integrity and control consciousness.

      To fulfill these oversight responsibilities, the Committee has reviewed with management and the independent accountants the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 28, 2002, and has reviewed and considered with the independent accountants the matters required to be discussed by Statement on Auditing Standards

No. 61, Communication with Audit Committees, as amended. In addition, the Committee received from the independent accountants a formal written statement disclosing that there are no relationships between the accountants and the Company that, in their professional judgment, may reasonably be thought to bear on their independence, consistent with Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, and reviewed and discussed with the independent accountants all relationships the accountants have with the Company to determine and satisfy itself regarding the accountants’ objectivity and independence. The Committee has also considered whether the provision of information technology consulting services and other non-audit services by the independent auditors to the Company for the most recent fiscal year and the fees and costs billed and expected to be billed by the independent auditors for those services are compatible with maintaining their independence.

      Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that Campbell’s audited consolidated financial statements be included in Campbell’s Annual Report on Form 10-K for the fiscal year ended July 28, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board that PricewaterhouseCoopers LLP be appointed independent auditors for the Company for fiscal 2003.

Audit Committee

Edmund M. Carpenter, Chairman
Thomas W. Field, Jr.
Kent B. Foster
Charles R. Perrin
George Strawbridge, Jr.

INDEPENDENT ACCOUNTANTS’ FEES REPORT

      The aggregate fees billed by PricewaterhouseCoopers LLP (“PwC”), Campbell’s independent accountants, in fiscal 2002 were as follows:

Services Rendered in Fiscal 2002	Fees

Professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal 2002, and the audits of certain employee benefit plans	$1,676,000
Financial information systems design and implementation	$447,000
All other services	$2,728,000

COMPENSATION OF EXECUTIVE OFFICERS

Compensation and Organization Committee’s Report on Executive Compensation

      The Compensation and Organization Committee establishes and administers the Company’s executive compensation program and reviews major organization changes and the Company’s succession planning and leadership development processes. The Committee evaluates and establishes the Company’s compensation strategy annually, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of incentive compensation programs. The Committee establishes and regularly reviews the compensation levels of officers and other key managers, and authorizes their incentive awards. The Committee reviews and recommends for approval by the Board all compensation actions for the Chief Executive Officer.

      The objectives of the Company’s executive compensation program are to:

●	Align the financial interests of the Company’s executives with those of its shareowners, both in the short and long term;

●	Provide incentives for achieving and exceeding the Company’s short-term and long-term financial goals; and
●	Retain and attract highly competent executives by providing total compensation that is competitive with compensation at other well-managed companies in the food and consumer products industry.

      The Committee compares total compensation levels with a 26-company Compensation Peer Group, consisting of companies with which Campbell competes for attraction and retention of talent. Campbell’s programs are designed to deliver fixed compensation elements, including salary, benefits, and perquisites, at the median of the Compensation Peer Group, and incentive compensation which may go as high as the ninetieth (90th) percentile based upon business results and stock price appreciation. When there is consistent growth in earnings and revenue and stock price appreciation over the long term, total compensation of Campbell’s executives will be above the median of the Compensation Peer Group.

      There are three major elements of Campbell’s compensation program: base salary, annual incentive, and long-term incentives.

      Base Salary — Salary ranges and individual salaries for senior executives are reviewed annually. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, business performance, labor market conditions, the Company’s salary budget guidelines and current compensation as compared to market practice.

      Annual Incentive — Campbell’s annual incentive payments are based on individual performance goals and objective measures of financial performance. These measures may include sales, earnings, reduction of working capital, special goals for achievement of new product sales or cost savings, performance as compared to peer companies or other measures of financial or strategic achievement at the individual, business unit or total Company level.

      At the beginning of each year, a target annual incentive amount is set for each participating executive, and an annual Operating Plan is approved by the Board of Directors which sets specific financial performance measures for the Company as a whole and separately for its major business units. At the end of the year, actual results are compared with each performance goal, and incentive awards are calculated. By the terms of the annual incentive plan, extraordinary events such as major restructuring and accounting changes are excluded.

      Beginning in fiscal 2002, the Committee included an additional step in the evaluation of financial performance and calculation of incentive awards. In addition to reviewing the results on each performance goal, the Committee separately assesses the quality of the results of each business unit and the total Company, taking into consideration such factors as the ease or difficulty of attaining the measures due to market and competitive conditions, and the presence or absence of expenditures to build the long-term value of the business. Based on this assessment the Committee may adjust the portion of bonus based on financial measures either upward or downward.

      In fiscal 2002, the objective financial performance measures selected by the Committee were sales, operating earnings, operating working capital, and earnings per share. These measures determined 70% of each executive’s annual incentive. Individual performance goals, which determined 30% of each executive’s incentive, were based upon the executive’s performance in fulfilling job accountabilities, achieving specific individual goals and contributing to the Company’s success. For fiscal 2002, the target incentive amount was designed to deliver an annual incentive award between median and top quartile of the Compensation Peer Group if financial and individual performance goals were achieved. Actual incentive payments could vary from zero to double the target incentive amount based on individual, business unit, and total Company performance.

      At the end of the year, results were evaluated for each performance goal set for fiscal 2002. Total Company net sales was slightly below the goal, earnings per share slightly exceeded the goal, and reductions in operating working capital significantly exceeded the goal. In fiscal 2002 a portion of bonus could be earned if the Company’s sales growth exceeded the sales growth of the S&P Packaged Foods

Group. The Company’s sales growth placed it in the top quartile of this Group and an additional 25% of the target incentive amount was paid for this performance. The Committee assessed the quality of the results of the total Company and each business unit and adjusted downward the portion of bonus based on financial measures for the total Company and one business unit. Two business units were adjusted upward. Incentive bonus payments to executive officers for fiscal 2002 ranged from 115% to 154% of target incentive amount with an average of 127%.

      Long-Term Incentives — For the past several years, Campbell has used two long-term incentive programs for its executives, a full value restricted stock program and a stock option program. The value intended to be delivered through each program is approximately 50% of total competitive long-term incentive value.

      The restricted stock program covering fiscal years 2000-2002 was a three-year restricted performance share program. The performance goals were sales growth, creation of economic profit and sales and earnings growth as compared to peer companies. To enhance retention of key employees, during fiscal 2000 the Committee changed the minimum payout of the program so that the shares paid out to executives who remained eligible at the end of the three-year program on July 31, 2002 would be at least 50% of the initial shares granted and could be greater than 50% based on achievement of the performance goals established for the program. The actual payout under this program was 50%.

      In fiscal 2002, the Committee approved a special long-term incentive award in place of a new three-year restricted share program. This award was designed to ensure that the Company’s long-term incentive opportunity remained competitive as the Committee reevaluated the design of the long-term incentive compensation program for future years. The special award was made in September 2001 and will 100% vest in September 2003 for participants who remain with the Company. Senior executives could elect to receive the value of the award either 100% in stock options or in a combination of 50% options and 50% cash. Individual awards varied based upon performance and retention needs. Awards made to the executive officers listed on page 19 are set forth in the option grants table on page 21 and in the long-term awards table on page 22.

      For the stock option program, the Committee sets option guidelines annually based on current competitive practice and scope of responsibility of each position. In determining the number of options awarded to each executive, the Committee considers the guideline for the executive’s position and his or her performance, sustained contribution to the Company, and future leadership potential. The exercise price of stock options is the average of the high and low trading prices on the grant date, and options may not be repriced. Options have a 10-year term and become exercisable over the first three years following the grant date. All shares used in the executive compensation program are shares which were previously issued and outstanding and were reacquired by the Company.

Additional Awards

      The Committee may grant additional short-term or long-term awards to recognize increased responsibilities or special contributions, to attract new hires to the Company, to retain executives, or to recognize other special circumstances

Other Programs

      The Company also provides its officers and key managers with life and medical insurance; pension, savings and compensation deferral programs; and perquisites and other benefits that are competitive with market practices.

Executive Stock Ownership

      Every executive is required to achieve an ownership stake in the Company that is significant in comparison with his or her salary. New executives have five years in which to meet the ownership requirements. The current requirements are as follows:

Multiple of
Annual Base
Position	Salary

Chief Executive Officer	3x
Executive Vice President	2x
Senior Vice President	2x
Vice President	1x
Other Executives	0.25x to 0.5x

      Executives may count toward these requirements the value of shares owned and shares which are deferred in the Company’s savings and deferred compensation programs. Restricted shares and unexercised stock options are not counted in calculating ownership. These requirements apply to approximately 300 executives worldwide.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the executive officers listed on page 19 (named executive officers), unless certain requirements are met. The Committee’s policy is to comply with the requirements of Section 162(m) except where the Committee determines that compliance is not in the best interests of the Company and its shareowners. The Company’s stock option grants currently meet the performance-based requirements under Section 162(m). In fiscal 2002, the Committee decided it was in the best interests of the Company for the Committee to retain the discretion to adjust the portion of annual bonus based on financial results either upward or downward depending upon whether the results were achieved in a manner that supports the long-term growth of the Company and whether there were significant unanticipated changes in the business environment in which the Company or one of its business units competes. The Committee believed that it was important to retain this discretion as the Company began a major transformation plan. As a result of this discretion, if in fiscal 2002 a named executive officer’s compensation exceeded $1 million, the amount related to any bonus that is not deferred will not be deductible.

CEO Compensation and Evaluation

      On January 8, 2001 Douglas R. Conant was appointed President and CEO. At that time his annual salary was set at $900,000 and incentive targets were determined based upon independent survey data. On October 1, 2001 his annual salary was increased to $950,000. His bonus earned in fiscal 2002 was $1,987,095. This bonus was based on Company performance compared to the goals for the annual incentive plan set forth on pages 16 and 17, and his performance compared to his individual objectives. His salary increase and portion of bonus related to individual objectives were determined based upon measures relating to market shares, consumption trends, quality improvements, product innovations, new products, trade spending management, acquisitions, breakthrough projects, cost savings, productivity improvements, information technology improvements, organizational vitality, management development, succession planning and development of sound strategic and operating plans.

Compensation and Organization Committee

Harvey Golub, Chairman	Charles R. Perrin
Bennett Dorrance	George M. Sherman
Philip E. Lippincott	Donald M. Stewart
Charlotte C. Weber

Compensation and Organization Committee Interlocks and Insider Participation

      None

TABLE 1—SUMMARY COMPENSATION

      The following table sets forth the cash compensation awarded, paid to, or earned by the Company’s Chief Executive Officer and the four other most highly paid Executive Officers.

Annual				Long-Term Compensation
Compensation				Awards

				Restricted	Securities
Name and	Fiscal			Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Options(#)	Compensation(2)

Douglas R. Conant (3)	2002	$941,667	$1,987,095	0	1,705,000	$308,731
President and Chief	2001	$508,269	$1,077,038	0	1,000,000	$150,140
Executive Officer	2000	0	0	0	0	$0

Ellen Oran Kaden (4)	2002	$450,000	$407,610	0	194,250	$91,705
Senior Vice President —	2001	$431,667	$353,604	$543,059	0	$19,632
Law and Government Affairs	2000	$407,500	$152,083	$293,001	81,250	$216,037

Robert A. Schiffner (5)	2002	$383,333	$407,610	$0	194,250	$75,774
Senior Vice President and Chief	2001	$160,577	$162,069	$389,002	0	$18,066
Financial Officer	2000	$0	$0	$0	0	$0

M. Carl Johnson, III (6)	2002	$383,333	$383,046	$0	213,000	$75,434
Senior Vice President and	2001	$109,375	$79,962	$296,500	0	$4,733
Chief Strategy Officer	2000	$0	$0	$0	0	$0

Andrew K. Hughson (7)	2002	$372,500	$301,175	0	115,500	$56,927
Former Senior Vice President	2001	$333,333	$235,670	$318,897	0	$485,963
and President-North American	2000	$296,667	$162,046	403,568	35,000	$564,647
Soup

(1)	The Restricted Stock Awards listed in the above table include awards of time-lapse restricted shares (hereinafter sometimes referred to as “RS”) for retention purposes or forfeiture repair for new hires who give up unvested stock and options at their previous employers; (ii) awards of RS under incentive compensation programs; and (iii) awards of restricted performance shares (hereinafter referred to as “RPS”).

Awards of RS for retention or forfeiture repair included: 10,000 RS awarded to M. Carl Johnson in fiscal 2001 vesting 50% on April 16, 2002 and 50% on April 16, 2003; and 10,000 RS awarded to Andrew Hughson in fiscal 2000, which vested on May 25, 2002. The awards of restricted stock reported are valued in the table above based on the market price of Campbell shares on the date of the grant. Dividends are paid on all restricted stock awards. Pursuant to the program authorized by the Compensation Committee in fiscal 2001 under which holders of stock options granted in calendar years 1997, 1998 and 1999 could elect to exchange those options for RS, the following RS were awarded in fiscal 2001: Ellen Oran Kaden, 16,938 RS; Andrew Hughson, 7,796 RS.

All other awards shown were RPS granted to executives pursuant to the Long-Term Incentive Plan. The performance goals for RPS are described on page 17. Initial “target” grants of RPS are made in the fiscal year prior to a three-year performance period. Except for dividends, which are paid on all restricted shares, initial grants of RPS are entirely at risk. The number of shares delivered to an executive when the awards are paid out at the conclusion of the performance period may range from 0% to 200% of the initial target award, depending on Company performance. For the 2000-2002 performance period only (see page 17), the minimum payout of RPS was 50%, provided the executive remained eligible at the end of the three-year program. The initial grant for the 2000-2002 RPS program was made in fiscal 1999. If an executive was promoted during this performance period, an adjustment was made to the initial grant of RPS at the time of the promotion and reported in the fiscal year in which the adjustment grant was made.

The aggregate amount of restricted stock, including both RS and RPS, held by the persons listed in the table at the end of the fiscal year (July 28, 2002), and valued based on the closing price as of that date ($22.50), were as follows: Ellen Oran Kaden 16,938 restricted shares ($381,105); M. Carl Johnson 5,000 restricted shares ($112,500); and Andrew Hughson 5,467 restricted shares ($123,008).

(2)	“All other compensation” consists of Company contributions or allocations to 401(k) savings plans (both tax qualified and supplemental) as well as additional compensation that, if applicable, is explained in the footnotes for the various individuals.

(3)	Mr. Conant was appointed President and Chief Executive Officer on January 8, 2001. Other compensation in fiscal 2002 consisted of: $102,039 for temporary living expenses, $85,473 for car and driver expenses, $73,219 for Company contributions to savings plans, and $48,000 under the Company’s Personal Choice program; and in fiscal 2001 consisted of $50,000 for reimbursement of expenses related to his employment contract negotiations, $37,193 for temporary living expenses, $38,947 for car and driver expense and $24,000 under the Company’s Personal Choice program.

(4)	Ms. Kaden received signing bonuses and incentive guarantees on employment that provided $202,047 in fiscal 2000. In fiscal 2002 other compensation consisted of $38,265 for driver expenses and $32,000 under the Company’s Personal Choice Program. Other compensation in fiscal 2000, 2001 and 2002 also included contributions to savings plans of $13,990, $19,632 and $21,440 respectively.

(5)	Mr. Schiffner joined the Company in February 2001. Other compensation in fiscal 2002 consisted of $24,000 in commuting expenses, $32,000 under the Company’s Personal Choice Program and $19,774 in contributions to the savings plans; and in fiscal 2001 consisted of $10,000 in commuting expenses and $8,066 in contributions to the savings plans.

(6)	Mr. Johnson joined the Company in April 2001. Other compensation in fiscal 2002 consisted of $56,275 in relocation expenses and $19,159 in contributions to the savings plans; and in fiscal 2001 consisted of $4,733 in contributions to the savings plans.

(7)	Mr. Hughson left the Company in August 2002. See pages 24 and 25 for information on his separation arrangement. He received payments for expatriate expenses and relocation expenses and payments related to reimbursement of taxes in excess of those that would have been incurred in his home country of $553,179 in fiscal 2000, $471,738 in fiscal 2001, and $40,085 in fiscal 2002. Other compensation in fiscal years 2000, 2001 and 2002 also included contributions to savings plans of $11,468, $14,225 and $16,842 respectively.

TABLE 2 — OPTION GRANTS IN LAST FISCAL YEAR

					Grant Date
Individual Grants					Value(1)

		% of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	or Base		Grant
	Granted(2)	in Fiscal	Price	Expiration	Date
	(#)	Year	($/Sh)	Date	Value(1)

Douglas R. Conant	450,000	2.8%	$27.99	9/28/2011	$4,248,000
	450,000	2.8%	$27.99	9/28/2011	$4,248,000
	805,000	5.1%	$22.95	7/25/2012	$7,599,200

Ellen Oran Kaden	72,000	0.5%	$27.99	9/28/2011	$679,680
	36,000	0.2%	$27.99	9/28/2011	$339,840
	86,250	0.5%	$22.95	7/25/2012	$814,200

Robert A. Schiffner	72,000	0.5%	$27.99	9/28/2011	$679,680
	36,000	0.2%	$27.99	9/28/2011	$339,840
	86,250	0.5%	$22.95	7/25/2012	$814,200

M. Carl Johnson, III	72,000	0.5%	$27.99	9/28/2011	$679,680
	72,000	0.5%	$27.99	9/28/2011	$679,680
	69,000	0.4%	$22.95	7/25/2012	$651,360

Andrew Hughson	54,000	0.3%	$27.99	9/28/2011	$509,760
	27,000	0.2%	$27.99	9/28/2011	$254,880
	34,500	0.2%	$22.95	7/25/2012	$542,800

(1)	In accordance with Securities and Exchange Commission (SEC) rules, the Black-Scholes option pricing model was chosen to estimate the grant date present values of the option grants set forth in this table. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Value for the option grants expiring on September 28, 2011: option term of 10 years, volatility of 30.5% (calculated monthly over the three preceding calendar years), dividend yield of 2.9%, forfeiture risk rate of 9%, and interest rate of 5% (ten year Treasury note rate at January 4, 2001). The following assumptions were made for purposes of calculating Grant Date Present Value for the option grant expiring on July 25, 2012: option term of 10 years, volatility of 30.2% (calculated monthly over the three preceding calendar years), dividend yield of 2.1%, forfeiture risk rate of 9%, and interest rate of 5% (ten year Treasury note rate at January 2, 2002).

(2)	A regular annual option grant is normally made to eligible executives in June or July of each year. However, in June of 2001 the annual option grant was not made and instead the regular annual option grant was made on September 28, 2001, which was in fiscal 2002. The first grant listed in the table was the regular annual option grant for fiscal 2002. It vests cumulatively over three years at the rate of 30%, 60%, and 100% respectively on the first three anniversaries following the date of grant. The second option grant listed was for the special fiscal 2002 long-term incentive award (see page 17). It vests 100% on September 28, 2003. The third option grant was the regular annual option grant for fiscal 2003. It vests cumulatively over three years at the rate of 30%, 60%, and 100% respectively on the first three anniversaries following the date of grant. All options have a term of 10 years.

TABLE 3 — AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Securities
			Underlying		Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
			FY-End(#)		FY-End($)(2)

	Shares
	Acquired on	Realized	Exer-	Unexer-	Exer-	Unexer-
Name	Exercise(#)	($)(1)	cisable	cisable	cisable	cisable

Douglas R. Conant	0	0	300,000	2,405.000	0	0

Ellen Oran Kaden	0	0	48,750	226,750	0	0

Robert A. Schiffner	0	0	19,500	239,750	0	0

M. Carl Johnson, III	0	0	14,400	246,600	0	0

Andrew Hughson	0	0	41,890	129,500	0	0

(1)	Value realized equals pretax market value of the stock on date of exercise, less the exercise price, times the number of shares acquired. Shares may be used to pay withholding taxes.

(2)	Value of unexercised options equals fair market value of a share into which the option could have been converted at July 28, 2002 (market price $22.50), less exercise price, times the number of options outstanding.

TABLE 4 — LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR(1)

Estimated Future Payouts under Non-Stock Price-Based Plans

	Number of	Performance or
	Shares,	Other Period Until
	Units or Other	Maturities or	Threshold	Target	Maximum
Name	Rights(#)	Payout	($ or #)	($ or #)	($ or #)

Douglas R. Conant	0		0	0	0

Ellen Oran Kaden	$327,438	9/28/03	$327,438	$327,438	$327,438

Robert A. Schiffner	$327,438	9/28/03	$327,438	$327,438	$327,438

M. Carl Johnson, III	0		0	0	0

Andrew Hughson	$245,438	9/28/03	$245,438	$245,438	$245,438

(1)	The above cash awards that will vest on September 28, 2003 were made pursuant to the special fiscal 2002 long-term incentive program approved by the Compensation Committee (see p. 17).

RETURN TO SHAREOWNERS* PERFORMANCE GRAPH

      The following graph compares the cumulative total Shareowner return on the Company’s Capital Stock with the cumulative total return of the Standard & Poor’s Packaged Foods Index (the “S&P Packaged Foods Group”) and the Standard & Poor’s 500 Stock Index (the “S&P 500”). The graph assumes that $100 was invested on July 31, 1997, in each of Campbell stock, the S&P Packaged Foods Group and the S&P 500, and that all dividends were reinvested.

* Stock Appreciation + Dividend Reinvestment

Campbell closing price was $22.50 on July 26, 2002

	1997	1998	1999	2000	2001	2002

CAMPBELL	100	112	93	57	61	51
S&P 500 INDEX	100	120	144	156	135	96
S&P PACKAGED FOODS INDEX	100	109	106	91	114	115

Pension Plans

      The following table illustrates the approximate annual pension that may become payable to an employee in the higher salary classifications under the Company’s regular and supplementary pension plans.

Average
Compensation
in Highest
5 Years of	ESTIMATED ANNUAL PENSIONS
Last 10	Years of Service
Years of
Employment	15	20	25	30	35

$600,000	$226,260	$226,260	$226,260	$265,498	$280,678
800,000	301,260	301,260	301,260	355,163	375,343
1,000,000	376,260	376,260	376,260	445,163	470,343
1,200,000	451,260	451,260	451,260	535,163	565,343
1,400,000	526,260	526,260	526,260	625,163	660,343
1,600,000	601,260	601,260	601,260	715,163	755,343
1,800,000	676,260	676,260	676,260	805,163	850,343
2,000,000	751,260	751,260	751,260	895,163	945,343
2,200,000	826,260	826,260	826,260	985,163	1,040,343
2,400,000	901,260	901,260	901,260	1,075,163	1,135,343

      Compensation covered for executive officers named in the table on page 19 is the same as the total salary and bonus shown in that table. These estimated amounts assume retirement at age 62 with a straight-life annuity without reduction for a survivor annuity or for optional benefits. They are not subject to deduction for Social Security benefits or other offsets. The estimated pensions reflect a supplemental plan designed to help the Company attract executives in the middle of their careers. Under this supplemental pension plan executives accrue benefits rapidly to allow them to reach a defined target benefit within a relatively short period after date of hire. Executives covered by this plan are eligible for supplemental pension benefits if they retire from the Company after age 55 and have been employed for at least five years. The rapid accrual rate is the reason the pension benefits listed above for 15, 20 and 25 years of service are the same. Such arrangements are a necessary part of the recruitment and retention package for senior executives in order to compensate them for pension benefits that would have accrued had they remained at their previous employers. As of the end of fiscal 2002, the full years of employment for the other individuals named in the compensation table on page 19 were as follows: Douglas R. Conant — 1 year; Ellen O. Kaden — 4 years; Robert A. Schiffner — 1 year; M. Carl Johnson, III — 1 year; and Andrew K. Hughson — 6 years.

EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

      The Company entered into an employment agreement with Mr. Conant on January 8, 2001 to serve as the Chief Executive Officer and President of the Company for five years. The agreement provides for a base salary of $900,000 and an initial grant of 1,000,000 stock options. After fiscal 2001, Mr. Conant participates in the regular executive compensation programs of the Company. In the event of termination of his employment without cause, as defined in the agreement, Mr. Conant is entitled to the following: (i) his base salary and continuation of life insurance and medical benefits for a period of two years; (ii) his supplemental pension benefit provided he has at least three years of employment with the Company; and (iii) the vesting of his stock options and restricted stock in accordance with the standard provisions of those programs. In the event of a Change in Control of the Company he is entitled to the standard benefits for senior executives set forth below.

      In connection with Mr. Hughson’s separation from the Company in August 2002 and his agreement not to compete with the Company through December 8, 2003 the Company entered into a separation arrangement with Mr. Hughson. The arrangement provides that Mr. Hughson is to receive the following benefits through December 8, 2003: (a) continuation of annual base salary of $380,000; (b) continued accrual of pension benefits; and (c) continuation of medical and life insurance coverage unless such coverage is provided by another employer. On September 30, 2002 Mr. Hughson was paid 3,362 ($74,233) time-lapse restricted shares previously awarded to him that represented the prorated amount of the shares based upon his employment during the restriction periods. On September 30, 2002, Mr. Hughson forfeited 2,105 ($46,478) restricted shares. On September 28, 2003 Mr. Hughson will be paid $122,719 which represents the prorated amount of the special fiscal 2002 long-term incentive program (see p. 17).

      The Company has entered into Special Severance Protection Agreements (“Special Severance Agreements”) with the executive officers named on page 19 as well as all other executive officers. The Special Severance Agreements provide for severance pay and continuation of certain benefits should a Change in Control occur. The independent members of the Board of Directors unanimously approved entry into the Special Severance Agreements. In order to receive benefits under the Special Severance Agreements, the executive’s employment must be terminated involuntarily and without cause (whether actual or “constructive”) within two years following a Change in Control.

      Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members;
(ii)	the persons serving as directors of the Company as of September 28, 2000, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;
(iii)	a merger, consolidation or share exchange in which the shareowners of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or
(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

      Under the Special Severance Agreements with the named executive officers, severance pay would equal two and one half years’ base salary and bonus. Medical, life and disability benefits would be provided at the expense of the Company for the lesser of (i) 30 months or (ii) the number of months remaining until the executive’s 65th birthday. The Company would pay in a single payment an amount equal to the value of the benefit the executive would have accrued under the Company’s pension plans had the executive remained in the employ of the Company for an additional 30 months or until his or her 65th birthday, if earlier.

      Upon a Change in Control and termination of employment, (a) all options outstanding on the date of such termination of employment would become immediately and fully exercisable and (b) all restrictions upon any restricted shares (other than “Performance Restricted Shares” which are subject to performance related restrictions) would lapse immediately and all such shares would become fully vested. An executive officer would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of the Performance Restricted Shares or (ii) a pro rata portion of such Performance Restricted Shares based on the portion of the performance period that has elapsed to the date of the Change in Control.

      During any fiscal year in which a Change in Control occurs, each participant (a) whose employment is terminated prior to the end of such year or (b) who is in the employ of the Company on the last day of such year would be entitled to receive, within thirty (30) days thereafter, a cash payment equal to the greater of (i) his or her target bonus award for such year or (ii) the average of the awards paid or payable to him or her under the Management Worldwide Incentive Plan for the two most recent fiscal years ended prior thereto. Any amount to be paid to a participant who is not employed for the entire fiscal year would be prorated. Such payment would be made whether or not the Company has paid any cash dividend in the fiscal year.

ITEM 2

RATIFICATION OF APPOINTMENT OF AUDITORS

Your Board of Directors recommends a vote “for” this proposal

      The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying action of the Board, upon the recommendation of its Audit Committee, reappointing the firm of PricewaterhouseCoopers LLP (“PwC”) Certified Public Accountants, as independent accountants to perform an audit of the accounts of the Company for fiscal 2003. The names of the Directors serving on the Audit Committee are indicated on page 9, under the heading “Board Committees.” The vote required for ratification is a majority of shares voting. If the resolution is rejected, or if PwC declines to act or becomes incapable of acting, or if their employment is discontinued, the Board will appoint other accountants whose continued employment after the 2003 Annual Meeting of the Shareowners will be subject to ratification by the Shareowners.

      Representatives of PwC will be at the 2002 Annual Meeting to make a statement if they desire to do so and to answer questions.

      For fiscal 2002 PwC also examined the separate financial statements of certain of the Company’s foreign subsidiaries and provided other audit services to the Company in connection with SEC filings, review of quarterly financial statements and audits of certain employee benefit plans.

SUBMISSION OF SHAREHOLDER PROPOSALS

      Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in next year’s proxy statement must be submitted in writing to the Company to the Corporate Secretary at Campbell Place, Camden, New Jersey 08103-1799, and must be received by June 12, 2003.

      Any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement that is received by the Company after August 27, 2003, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(1). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided 1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and 2) the proponent does not issue a proxy statement.

DIRECTORS AND EXECUTIVE OFFICERS STOCK OWNERSHIP REPORTS

      The federal securities laws require the Company’s Directors and Executive Officers, and persons who own more than ten percent of the Company’s capital stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 28, 2002, all the Company’s Executive Officers, Directors and greater-than-ten-percent beneficial owners made all required filings.

OTHER MATTERS

      The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the Directors’ proxy to vote on such matters in accordance with his or her best judgment.

PROXIES AND VOTING AT THE MEETING

      This statement and the accompanying proxy card are being mailed on or about October 10, 2002, for solicitation of proxies by the Board of Directors for the Annual Meeting of Shareowners of Campbell Soup Company called to be held on November 22, 2002. The mailing address of the Company’s World Headquarters is Campbell Place, Camden, New Jersey 08103-1799.

      Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by Shareowners will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

      This solicitation of proxies is made on behalf of the Board of Directors of the Company with authorization of the Board, and the Company will bear the cost. Copies of proxy solicitation material will be mailed to Shareowners, and employees of the Company may communicate with Shareowners to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and the Company will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

      When a proxy is returned properly dated and signed, the shares represented thereby, including any shares held under the Company’s Dividend Reinvestment Plan, will be voted by the person named as the Directors’ proxy in accordance with each Shareowner’s directions. Proxies will also be considered to be confidential voting instructions to the applicable Trustee with respect to shares held in accounts under the Campbell Soup Company Savings and 401(k) Plan for Salaried Employees, the Campbell Soup Company Savings and 401(k) Plan for Hourly-Paid Employees, and the Campbell Soup Company Ltd Employee Savings and Stock Bonus Plan. If participants in these Plans are also Shareowners of record under the same account information, they will receive a single proxy that represents all shares. If the account information is different, then the participants will receive separate proxies.

      Shareowners of record and participants in savings plans may cast their vote by:

(1)	using the toll-free phone number listed on the proxy solicitation/ voting instruction card;

(2)	using the Internet and voting at the website listed on the proxy card; or

(3)	signing, dating and mailing the proxy card in the enclosed postage paid envelope.

      The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the savings plan participants to instruct a plan fiduciary to vote their shares and to confirm their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy solicitation/ voting instruction card.

      Shareowners are urged to cast their votes. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Directors (or, in the case of participants in the Plans referred to above, may be voted at the discretion of the applicable Trustee). This year shareowners may vote their shares by telephone or via the Internet. Please refer to the specific instructions on the enclosed proxy card.

      A Shareowner giving a proxy may revoke it by notifying the Corporate Secretary in writing any time before it is voted. If a Shareowner wishes to give a proxy to someone other than the Directors’ proxy, all three names appearing on the enclosed proxy may be crossed out and the name of another person inserted. The signed proxy card must be presented at the meeting by the person representing the Shareowner.

      Each Shareowner who plans to attend the meeting in person is requested to so indicate in the space provided on the proxy card or as directed when voting by telephone or the Internet. The Company will then be able to mail an admission card to the Shareowner in advance of the meeting. Shareowners who do not have admission cards will need to register at the door.

INFORMATION ABOUT ATTENDING THE MEETING

      The Annual Meeting of Shareowners will be held this year at the Doneckers Ballroom, 100 North State Street, Ephrata, Pennsylvania 17522 that is approximately 6 miles from the Company’s facility in Denver, Pennsylvania. A map and directions appear at the back of this booklet. Doors to the meeting room will open at 10:00 a.m.

      To obtain an admission ticket by mail in advance and avoid registration lines at the door, simply indicate that you plan to attend the meeting by marking the appropriate box on the proxy card and return it in the envelope provided. If you do not wish to send the proxy card, you may obtain an admission card by sending a written request in the envelope. Shareowners who do not have admission cards will need to register at the door.

      If you do not own shares in your own name, you should have your broker or agent in whose name the shares are registered call (856) 342-6122, fax (856) 342-3889, or write to the Office of the Corporate Secretary at Campbell Place, Camden, NJ 08103-1799 to request a ticket before November 12, 2002. Otherwise you must bring proof of ownership (e.g., broker’s statement) in order to be admitted to the meeting.

      It is important that your shares be represented and voted at the meeting. Please fill out, sign, date and return the accompanying proxy card or vote by phone or via the Internet as soon as possible, whether or not you plan to attend the meeting.

Camden, New Jersey

October 10, 2002

By order of the Board of Directors,

John J. Furey
Vice President and Corporate Secretary

DIRECTIONS AND MAP

Doneckers Ballroom
100 North State Street
Ephrata, Pennsylvania 17522

☒	Please mark your votes as this example

Your shares will be voted as recommended by the Board of Directors (or, in the case of shares held in a Savings Plan, will be voted at the discretion of the trustee) unless you otherwise indicate in which case they will be voted as marked.

The Board recommends a vote FOR Items 1 and 2.

FOR ALL NOMINEES, EXCEPT THOSE LISTED BELOW		WITHHELD FROM ALL NOMINEES		FOR	AGAINST	ABSTAIN
1. Election of Directors (see reverse)	☐	☐	2. Ratification of Appointment of Auditors	☐	☐	☐
FOR, except vote withheld from the following nominee(s) – list numbers:

MARK THIS BOX TO OBTAIN A TICKET OF ADMISSION TO THE MEETING.	☐	Change of address: Mark this box and see the reverse side.	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)		DATE

- FOLD AND DETACH HERE -

Annual Meeting of Shareowners — Friday, November 22, 2002 — 11:00 a.m., Eastern Time
Doneckers Ballroom — 100 North State Street — Ephrata, Pennsylvania 17522

VOTE BY TELEPHONE OR INTERNET
QUICK • EASY • IMMEDIATE

Campbell Soup Company encourages you to take advantage of two cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, either using a touch-tone telephone or through the Internet. Your telephone or Internet vote must be received by 12:00 midnight New York time on November 21, 2002.

Your telephone or Internet vote authorizes the proxies named on the reverse side of the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE:	ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE (1-877-779-8683) FROM THE U.S. AND CANADA OR DIAL 201-536-8073 FROM OTHER COUNTRIES.

You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

OR

VOTE BY INTERNET:	POINT YOUR BROWSER TO THE WEB ADDRESS:

http://www.eproxyvote.com/cpb

Click on the “PROCEED” icon — You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions. If you would like to receive Campbell Soup Company annual meeting materials on-line in the future, please access the Consent Site from the web address above, or go to the Consent Site directory at http://www.econsent.com/cpb.

OR

VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

PROXY

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on November 22, 2002

The undersigned hereby appoints Douglas R. Conant, or, in his absence, Ellen O. Kaden or, in the absence of both of them, John J. Furey, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareowners of Campbell Soup Company to be held at Doneckers Ballroom, 100 North State Street, Ephrata, Pennsylvania 17522, at 11:00 a.m., Eastern Time, and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in one of the Campbell Soup Company Savings and 401(k) Plans or in the Campbell Soup Company Ltd Employee Savings and Stock Bonus Plan (any of such plans, a “Savings Plan”), then the undersigned hereby directs the respective trustee of the applicable Savings Plan to vote all shares of Campbell Soup Company Capital Stock in the undersigned’s Savings Plan account at the aforesaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.

1. ELECTION OF DIRECTORS	(Change of Address/Comments)

Nominees: 01) Edmund M. Carpenter, 02) Douglas R. Conant, 03) Bennett Dorrance, 04) Thomas W. Field, Jr., 05) Kent B. Foster, 06) Harvey Golub, 07) Randall W. Larrimore, 08) David K.P. Li, 09) Philip E. Lippincott, 10) Mary Alice D. Malone, 11) David C. Patterson, 12) Charles R. Perrin, 13) George M. Sherman, 14) Donald M. Stewart, 15) George Strawbridge, Jr. and 16) Charlotte C. Weber. Directors recommend a vote FOR	(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked. If you do not vote by phone or over the Internet, please return proxy card promptly using the enclosed envelope.

Directions to Doneckers Ballroom
100 North State Street
Ephrata, Pennsylvania 17522

From Harrisburg:

Take route 283 East to Route 30 East to Route 222 North. Take the Ephrata exit (Route 322) and turn left. Route 322 becomes Main Street in Ephrata. At the third traffic light, turn right on N. State Street. Doneckers Ballroom is at 100 N. State Street on the left.

From the PA Turnpike (Route 76):

Take Exit 21 of the Pennsylvania Turnpike and follow Route 222 South for 5-6 miles. Take the Ephrata exit (Route 322) and turn right. Route 322 becomes Main Street in Ephrata. At the third traffic light, turn right on N. State Street. Doneckers Ballroom is at 100 N. State Street on the left.

From New York City:

Take New Jersey Turnpike to the Pennsylvania Turnpike. Take Exit 21 of the PA Turnpike to Route 222 South for about 5-6 miles. Take the Ephrata exit (Route 322) and turn right. Route 322 becomes Main Street in Ephrata. At the traffic light, turn right on N. State Street. Doneckers Ballroom is at 100 N. State Street on the left.

From Reading:

Take 222 South to 322 West. 322 becomes Main Street in Ephrata. At the 3rd traffic light, turn right on N. State Street. Doneckers Ballroom is at 100 N. State Street on the left.